Exhibit 10(a)85
AMENDMENT TO
RETENTION AGREEMENT

THIS INSTRUMENT, effective December 30, 2010, by and between Entergy Corporation, a Delaware corporation (“Company”) and J. Wayne Leonard (“Executive”), hereby constitutes an amendment to the Retention Agreement entered into by and between the Company and Executive on November 21, 2000 and effective on October 27, 2000 (“Agreement”).  Except as otherwise provided herein, the Agreement and any prior amendments thereto shall remain in full force and effect in accordance with their original terms and conditions.

WHEREAS, the Personnel Committee of the Board of Directors of Company adopted resolutions at its meeting held on December 2, 2010, authorizing amendments to the Company’s equity plan (including all current and future programs there under), the Company’s change-in-control plan, and all current (with the consent of the contracting party) and future employee agreements  in order to address certain market practices, external governance concerns, emerging trends and Company cost controls by eliminating excise tax gross-ups, increasing the change in ownership threshold now required to trigger one of the events constituting a change in control event and making certain other changes to such plans and agreements where applicable; and

WHEREAS, the Personnel Committee recommended to the Board of Directors of Company, that it authorize amendments to Executive’s Agreement to implement such changes, to the extent applicable, and Executive, on his own accord, has volunteered to amend the Agreement; and

WHEREAS, Company and Executive now desire to amend the Agreement and the Board of Directors of Company, upon recommendation of the Personnel Committee, has authorized the undersigned Company Officer to execute this Amendment to the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, Company and Executive hereby agree to amend the Agreement, effective December 30, 2010, as follows:

1.	Subsection 2.1 of the Agreement is hereby amended by deleting the reference to Section 4 therein, which is no longer applicable on and after December 30, 2010.

2.	Section 4 of the Agreement, which includes Subsections 4.1, 4.2 and 4.3, is hereby amended and restated in its entirety to read as follows:

4.
No Gross-Up Payment.  Effective on and after December 30, 2010, no gross-up payment shall be paid to Executive under this Agreement, regardless of whether any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with any System Company) will be subject to the Excise Tax.

3.	Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

5.
Rabbi Trust; Timing of Payments.  Within thirty (30) days following the date of a Change in Control, Company shall deposit in the Trust for Deferred Payments of Entergy Corporation and Subsidiaries (“Trust”) an amount as determined by the Auditor to be necessary to pay all amounts that would be due under this Agreement if Executive experienced a Qualifying Termination event on the date of such Change in Control, but only to the extent consistent with the requirements of Code Section 409A.    Company shall deposit such additional amounts as determined by the Auditor from time to time to be necessary to pay amounts due under the Agreement.  Except as otherwise provided under the terms of this Agreement with respect to Executive’s Supplemental Retirement Benefit, the payments provided in Section 3 hereof shall be made no later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Company shall pay to Executive on such day an estimate, as determined in good faith by Executive, of the minimum amount of such payments to which Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the Date of Termination.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Company to Executive, payable on the fifth business day after demand by Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).  At the time that payments are made under this Agreement, Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Company has received from Company’s tax counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

4.	Section 9 of the Agreement is hereby amended by deleting the reference to Section 4 therein.

5.
Section 16 of the Agreement is hereby amended by deleting therefrom the definitions set forth in Subsection 16.4 (Base Amount), Subsection 16.21 (Gross-Up Payment), Subsection 16.33 (Tax Counsel) and Subsection 16.35 (Total Payments), which definitions related to the computation of the Gross-Up Payment, which is no longer payable to Executive on and after December 30, 2010 in accordance with Section 4 of this Agreement, as amended herein.  The Subsection numbers of all other Subsections of Section 16 shall remain unchanged.

6.	Subsection 16.3 of the Agreement is hereby amended in its entirety by redefining the term “Auditor” as follows:

16.3	Auditor shall mean the accounting firm that was, immediately prior to the Closing, Company's independent auditor.

7.	Subsection 16.24 of the Agreement is hereby amended in its entirety by redefining the term “Merger Agreement” as follows:

16.24  Merger Agreement shall mean the Ring-Ranger Merger Agreement or any other agreement, the consummation of the transactions contemplated by which would constitute a “Change in Control” under the Company’s Executive Continuity Plan, as in effect on December 30, 2010.

8.
The last paragraph of the Addendum, which became part of the Agreement by an Amendment executed on December 18, 2008 and made effective January 1, 2009, is hereby deleted in its entirety, as such last paragraph related to the tax treatment of gross-up payments, which are no longer payable to Executive on and after December 30, 2010 in accordance with Section 4 of this Agreement, as amended herein.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date above written.

ENTERGY CORPORATION                                                                           EXECUTIVE
Through its Duly Authorized Officer

 By: /s/ Terry R. Seamons                                                                By: /s/ J. Wayne Leonard
Terry R. Seamons                                                                            J. Wayne Leonard
Senior Vice-President, Human                                                        Chairman and
Resources and Administration                                                       Chief Executive Officer,
             Entergy Corporation

Date Executed: December 13, 2010                                               Date Executed: December 16, 2010